EXHIBIT 99-1


                        WPS POWER DEVELOPMENT, INC.
                              677 Baeten Road
                         Green Bay, Wisconsin 54304
Telephone 920-490-6040   Fax 920-490-5999   E-Mail: pdipower@pdi.wpsr.com

For immediate release:                  For more information contact:
May 24, 1999                            Jerry Mroczkowski, Vice President
                                        WPS - PDI, 1-920-490-6010


                WPS Power Development, Inc. Agrees to Buy
                       Pennsylvania Electric Plant

     GREEN BAY, WI - WPS Power Development, Inc. (WPS-PDI), a subsidiary of WPS Resources Corporation, has reached an agreement to purchase the Sunbury Station in Shamokin Dam, PA through it's newly formed subsidiary, Sunbury Holdings, LLC. The coal-fired units have a demonstrated winter capacity of 389 megawatts. The purchase is contingent upon receipt of regulatory approvals.

     The $106 million transaction with PP&L Resources, Inc. also includes two oil-fired combustion turbines, which produce 42 megawatts of electricity, coal inventory and the Lady Jane Coal Transshipment Facility. WPS-PDI owns energy projects in Wisconsin, Alabama, Arkansas and Oregon, and is in the process of closing a purchase in Maine and New Brunswick, Canada. The company is positioning itself as a player in new deregulated energy markets. A portion of the electricity from the Sunbury plant will be contracted back to PP&L, while the remainder will be sold on the wholesale or retail open market by WPS Energy Services, the energy marketing subsidiary of WPS Resources.

     "We're pleased to become part of the Pennsylvania-New Jersey-Maryland
(PJM) energy market," said Jerry Mroczkowski, WPS-PDI Vice President. "The PJM area is on the leading edge of competitive electricity generation and marketing. Our expertise is in operating power plants. This is a good fit for us."

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WPS-PDI to buy electric plant
Page 2

     Mroczkowski didn't expect many changes to the Sunbury plant's operations at this point. "We look forward to the transition, and to continuing the reliable and effective operation of the facilities provided by PP&L employees." He added that it was possible management positions could be added at WPS-PDI's Green Bay office to oversee the Sunbury plant's operation.

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